Exhibit 5.2

December 3, 2012

Basic Energy Services, Inc.

801 Cherry St., Suite 2100

Fort Worth, Texas 76102

Re:	Basic Energy Services, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Oklahoma counsel to Basic Energy Services, Inc., a Delaware corporation (the “Company”), and (a) Hennessey Rental Tools, Inc., (b) Oilwell Fracturing Services, Inc. and (c) Wildhorse Services, Inc., each of which are corporations formed under the laws of the State of Oklahoma (collectively, the “Oklahoma Subsidiary Guarantors”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Company of $300,000,000 aggregate principal amount of its 7-3/4% Senior Notes due 2022 (the “Old Notes”) for a new series of notes bearing substantially identical terms and in like principal amount to the Old Notes (the “New Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the New Notes.

The New Notes will be issued under an Indenture, dated as of October 16, 2012, by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational and governing documents of the Oklahoma Subsidiary Guarantors, each as amended to the date hereof, the Registration Statement (including the exhibits thereto), such agreements, certificates of public officials, certificates of officers or other representatives of the Oklahoma Subsidiary Guarantors and others and such other documents, certificates and records as we have deemed necessary as a basis for the opinions set forth below. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, the Indenture will have been entered into, and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

TULSA 500 KENNEDY BUILDING 321 SOUTH BOSTON AVENUE TULSA, OK 74103-3313 TEL: 918.592.9800 • FAX: 918.592.9801	OKLAHOMA CITY 20 NORTH BROADWAY, SUITE 1800 OKLAHOMA CITY, OK 73102-8273 TEL: 405.235.7700 • FAX: 405.239.6651	NORMAN THE HiPOINT OFFICE BUILDING 2500 SOUTH McGEE, SUITE 140 NORMAN, OK 73072-6705 TEL: 405.321.7317 • FAX: 405.360.4002

www.crowedunlevy.com

Basic Energy Services, Inc.

December 3, 2012

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of the originals of the documents submitted to us, the conformity to the authentic original of any documents submitted to us as copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of officers and other representatives of the Oklahoma Subsidiary Guarantors and others.

Based on the foregoing, we are of the opinion that (a) each of the Oklahoma Subsidiary Guarantors is validly existing under the laws of the State of Oklahoma, (b) each of the Oklahoma Guarantors has all necessary corporate power and authority to execute and deliver and to perform its obligations under the Indenture, and (c) each of the Oklahoma Subsidiary Guarantors has duly authorized its notation of guarantee on the New Notes.

The opinions expressed above are limited by and subject to the following qualifications:

(a)	We express no opinion other than as to the laws of the State of Oklahoma.

(b)	In rendering the opinions expressed herein, we have assumed that no action that has been taken by the Oklahoma Subsidiary Guarantors in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof.

(c)	This opinion letter is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof, and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

Crowe & Dunlevy, A Professional Corporation

By:	/s/ Roger A. Stong
Roger A. Stong For the Firm